As filed with the Securities and Exchange Commission on February 13, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NYTEX ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1080045
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

12222 Merit Drive, Suite 1850
Dallas, Texas 75251

(Address of principal executive offices and zip code)

NYTEX ENERGY HOLDINGS, INC.
2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

Bryan Sinclair Chief Financial Officer 12222 Merit Drive, Suite 1850 Dallas, Texas 75251 (214) 770-4700 (Name, address and telephone number, including area code, of agent for service)	Copy to: Christopher D. Williams Winstead PC 500 Winstead Building 2728 N. Harwood Street Dallas, Texas 75201 (214) 745-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	5,000,000 shares	$0.45	$2,250,000	$306.90

(1)         Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued pursuant to the NYTEX Energy Holdings, Inc. 2013 Equity Incentive Plan as a result of stock splits, stock dividends or similar transactions.

(2)         Solely for the purpose of calculating the registration fee, the offering price per share and the aggregate offering price have been calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the bid and ask price per share of the registrant’s common stock as quoted on the OTC Bulletin Board on February 11, 2013.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers shares of our common stock underlying stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other awards that have been or may be issued to our employees and directors under the NYTEX Energy Holdings, Inc. 2013 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*                 The information specified in Part I of Form S-8 is not being filed with the Securities and Exchange Commission (the “Commission”) as permitted by the Note to Part I of Form S-8. This information will be sent or given to participants as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We hereby incorporate by reference in this Registration Statement the following documents previously filed by us with the Commission except to the extent that any information contained in such filings is deemed “furnished” in accordance with Commission rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

(1)           our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on April 5, 2012;

(2)           our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the Commission on November 6, 2012;

(3)           our Current Reports on Form 8-K filed with the Commission on December 4, 2012, December 14, 2012, January 28, 2013, and February 7, 2013; and

(4)           the description of our common stock contained in the third amendment to our registration statement on Form 10-12G/A (File No. 000-53915) filed with the Commission on August 12, 2010, including any amendment or report filed for the purpose of updating such description.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) authorizes Delaware corporations, like us, to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our bylaws include a provision that eliminates the personal liability of our directors and officers for losses sustained by us, except to the extent such losses have resulted from such director’s or officer’s own willful misconduct, willful neglect or negligence.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party or who is threatened to be made a party by reason of such person being or having been a director, officer, employee of or agent to the corporation.  The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation includes a provision that requires us to indemnify each of our directors and officers to the fullest extent allowed by the Delaware law. Our bylaws also include a provision that requires us to indemnify each of our directors and officers against all reasonable costs, expenses and liabilities (including reasonable attorneys’ fees) actually and necessarily incurred by such person in connection with any claim, action, suit, proceeding, investigation or inquiry by reason of such person being or having been our director or officer, except in relation to matters as to which such person is adjudged to be liable for willful misconduct, willful neglect or negligence in the performance of such person’s duties.

In addition, we have entered into indemnification agreements with each of our directors. The indemnification agreements provide for indemnification of each director to the fullest extent permitted by applicable law against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any claim, action, suit, proceeding, investigation or inquiry, by reason of such person being our director, including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of such person. The only limitation under the indemnification agreements is that we are not obligated to make any payments to a director that are determined to not be permitted by law.

We also carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Insofar as the foregoing provisions may permit indemnification for liabilities arising under the Securities Act for our directors or officers or other persons who control us, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index.

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(a)(1)                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

(2)               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 13, 2013:

NYTEX ENERGY HOLDINGS, INC.

By:	/s/ Michael K. Galvis
Michael K. Galvis
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Michael K. Galvis and Bryan A. Sinclair, individually, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael K. Galvis	President, Chief Executive Officer and Director	February 13, 2013
Michael K. Galvis
(Principal Executive Officer)

/s/ Bryan A. Sinclair	Vice President and Chief Financial Officer	February 13, 2013
Bryan A. Sinclair
(Principal Financial Officer)

/s/ William G. Brehmer	Director of E&P and Director	February 13, 2013
William G. Brehmer

/s/ Jonathan C. Rich	Director	February 13, 2013
Jonathan C. Rich

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1

Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the third amendment to our registration statement on Form 10-12G/A (File No. 000-53915 filed with the Commission on August 12, 2010).

4.2

Bylaws of NYTEX Energy Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the third amendment to our registration statement on Form 10-12G/A (File No. 000-53915) filed with the Commission on August 12, 2010).

4.3

Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the third amendment to our registration statement on Form 10-12G/A (File No. 000-53915) filed with the Commission on August 12, 2010).

4.4	NYTEX Energy Holdings, Inc. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on January 28, 2013).

4.5	NYTEX Energy Holdings, Inc. Amendment No. 1 to 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on February 7, 2013).

5.1	Opinion and Consent of Winstead PC

23.1	Consent of Winstead PC (included in Exhibit 5.1)

23.2	Consent of Whitley Penn LLP

24.1	Power of Attorney (included on the signature page to this Registration Statement)